Exhibit 99.1

Investors Title Company Announces First Quarter 2018 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 8, 2018--Investors Title Company (NASDAQ: ITIC) today announced its results for the quarter ended March 31, 2018. The Company reported net income attributable to the Company of $4.2 million, or $2.20 per diluted share, compared to $4.5 million, or $2.36 per diluted share, for the prior year period.

Revenues for the quarter decreased 10.6% to $33.8 million, primarily as a result of a decrease in net premiums written. Premiums decreased 9.7%, mainly due to lower levels of refinance activity following recent increases in mortgage interest rates. The volume decreases were partially offset by a continuation of increases in real estate values in our core markets. A new accounting standard which requires unrealized changes in the market value of marketable equity investments to be recognized in income resulted in recognition of a $642,000 loss for the quarter.

Operating expenses decreased 8.9% versus the prior year period, mainly due to decreases in agent commissions commensurate with the decrease in premium volume, and a benefit in claims expense resulting from favorable loss development. Personnel costs increased as a result of the effect of normal inflationary increases on salaries and benefits, as well as modest increases in staffing levels in support of growth. In addition, the effective tax rate declined to 20.1% as a result of legislative reform.

Chairman J. Allen Fine commented, “As expected, higher interest rates dampened refinance activity, particularly in our markets which rely heavily on referrals from lenders. We are encouraged, however, by the fact that purchase activity remains strong. As we enter 2018, we expect low levels of unemployment and solid wage growth to help offset the effects of higher interest rates and limited inventories of residential housing in certain markets, resulting in another year of overall healthy demand for real estate, mortgage loans, and title insurance.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three Months Ended March 31, 2018 and 2017 (in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Net premiums written	$29,559	$32,738
Escrow and other title-related fees	1,504	2,015
Non-title services	1,592	1,363
Interest and dividends	1,118	1,097
Other investment income	269	229
Net realized investment gains	153	103
Net unrealized loss on equity investments	(642)	—
Other	223	248
Total Revenues	33,776	37,793

Operating Expenses:
Commissions to agents	14,025	16,331
(Benefit) provision for claims	(1,406)	720
Personnel expenses	11,340	9,958
Office and technology expenses	2,069	1,939
Other expenses	2,523	2,394
Total Operating Expenses	28,551	31,342

Income before Income Taxes	5,225	6,451

Provision for Income Taxes	1,052	1,985

Net Income	4,173	4,466

Net Loss Attributable to Noncontrolling Interests	3	10

Net Income Attributable to the Company	$4,176	$4,476

Basic Earnings per Common Share	$2.21	$2.37

Weighted Average Shares Outstanding – Basic	1,886	1,886

Diluted Earnings per Common Share	$2.20	$2.36

Weighted Average Shares Outstanding – Diluted	1,897	1,895

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2018 and December 31, 2017 (in thousands) (unaudited)

	March 31, 2018	December 31, 2017
Assets

Cash and cash equivalents	$22,174	$20,214

Investments:
Fixed maturities, available-for-sale, at fair value	100,389	103,341
Equity securities, at fair value	47,252	47,367
Short-term investments	21,144	23,780
Other investments	11,601	12,032
Total investments	180,386	186,520

Premiums and fees receivable	9,889	10,031
Accrued interest and dividends	1,359	1,100
Prepaid expenses and other receivables	7,904	7,730
Property, net	10,376	10,173
Goodwill and other intangible assets, net	11,176	11,357
Other assets	1,417	1,403
Current income taxes receivable	—	385
Total Assets	$244,681	$248,913

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$32,770	$34,801
Accounts payable and accrued liabilities	22,876	27,565
Current income taxes payable	215	—
Deferred income taxes, net	8,758	8,626
Total liabilities	64,619	70,992

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,887 and 1,886 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	178,971	161,891
Accumulated other comprehensive income	1,009	15,945
Total stockholders’ equity attributable to the Company	179,980	177,836
Noncontrolling interests	82	85
Total stockholders’ equity	180,062	177,921
Total Liabilities and Stockholders’ Equity	$244,681	$248,913

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three Months Ended March 31, 2018 and 2017 (in thousands) (unaudited)

	Three Months Ended March 31,
	2018	%	2017	%
Branch	$8,617	29.2	$9,283	28.4

Agency	20,942	70.8	23,455	71.6

Total	$29,559	100.0	$32,738	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200